Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Offerpad Solutions Inc. (formerly Supernova Partners Acquisition Company Inc.) on Form S-8 of our report dated March 31, 2021, except for the effects of the restatement discussed in Notes 2 and 11 as to which the date is May 25, 2021, with respect to our audits of the financial statements of Supernova Partners Acquisition Company Inc. as of December 31, 2020 and for the period from August 31, 2020 (inception) through December 31, 2020 appearing in the Annual Report on Form 10-K/A which is part of this Registration Statement. We were dismissed as auditors on September 1, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in such Registration Statement for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
New York, NY
November 8, 2021